EXHIBIT 99.1

[LOGO]	Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Privately Held Enterprise Products Company Reacquires
Remaining Interest in General Partner

        Houston, Texas (September 15, 2003) – Shell US Gas & Power LLC and Enterprise Products Partners L.P. (NYSE: “EPD”) (referred to as “Enterprise” or “the Partnership”) today announced that an affiliate of Enterprise Products Company has reacquired from Shell US Gas & Power LLC the remaining 30% membership interest in Enterprise Products GP, LLC, the general partner of the Partnership. Affiliates of Enterprise Products Company now own 100% of Enterprise Products GP, LLC. Enterprise Products Company is a privately held company that is controlled by the Chairman of the general partner and Enterprise’s co-founder, Dan L. Duncan.

        Enterprise Products GP, LLC owns a combined 2.0% general partner interest in the Partnership and all of the incentive distribution rights associated with the Partnership. The general partner is responsible for managing and operating the Partnership.

        In addition to its ownership of the general partner, affiliates of Enterprise Products Company own 115,221,506 of the Partnership’s limited partner units, or 54.4% of the total limited partner units outstanding.

        “Our commercial relationship with Enterprise Products Partners has been mutually beneficial, and we will continue to explore opportunities to extend that relationship,” said Augustus Y. Noojin, III, President and Chief Executive Officer of Shell US Gas & Power LLC. “We have been pleased with our investment and are taking this step now as part of the Royal Dutch/Shell Group’s ongoing program of portfolio rationalization.”

        “Since the formation of our partnership, Enterprise’s general partner and Enterprise Products Company have been focused on providing investors with an attractive total return on the partnership’s limited partner units,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “Some of the actions taken to accomplish this include the contribution of a 30% ownership interest in the general partner to Shell in 1999 to complete the acquisition of part of Shell’s midstream business; retaining $300 million of cash in the partnership to fund its growth and provide financial flexibility; and giving up the general partner’s 50% incentive distribution right for no consideration. Reacquiring Shell’s 30% interest in the general partner combined with Enterprise Products Company’s significant ownership of limited partner units underscores our commitment and belief in the long-term growth prospects of our partnership.”

        In conjunction with the sale, Shell’s designated directors are resigning from the Board of Directors of Enterprise Products GP. The resigning directors are Augustus Y. Noojin, III, President and CEO, Shell US Gas & Power LLC; Jeri Eagan, Regional Finance Director - EP Americas, Shell Energy Resources Company; and Jørn A. Berget, Regional Production Director - EP Americas, Shell Energy Resources Company. As a result, the number of directors on the general partner’s board of directors will be reduced from ten to seven.

        “We would like to thank our Shell designated directors for their contribution over the past four years. We look forward to pursuing additional commercial opportunities with Shell as we grow our partnership,” continued Andras.

        Shell and Enterprise Products Partners’ operating units expect to continue to work closely together in their joint commercial operations. Shell and Enterprise now have joint interests in five major Gulf of Mexico pipeline operations, and Enterprise facilities process the majority of Shell’s Gulf of Mexico natural gas production.

        Enterprise Products Partners L.P. is the second largest publicly traded midstream energy partnership with an enterprise value of approximately $7 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        This press release contains various forward-looking statements and information that are based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements. Although the Company and its general partner believe that such expectations reflected in such forward looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for the Company’s products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by the Company’s facilities;

•	the failure of the Company’s credit risk management efforts to adequately protect it against customer non-payment;

•	the failure to successfully integrate new acquisitions; and

•	terrorist attacks aimed at the Company's facilities.

        The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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